                                                                  Exhibit 10.19


                                  VERSICOR INC.

                          SCIENTIFIC FOUNDER AGREEMENT

         In consideration of the retaining of Christopher T. Walsh as one of the scientific founders (the "Scientific Founder") of Versicor Inc., a Delaware corporation (the "Company"), and mutual promises of the parties hereunder, it is agreed as follows:

         1. The Company hereby retains the Scientific Founder, and the Scientific Founder hereby agrees to serve as a member of the Company's Scientific Advisory Board ("SAB") and to perform such consulting and advisory services relating to the Business of the Company as the Company may from time to time determine. The Scientific Founder agrees to serve as a director of the Company's Board of Directors (the "Board") if elected by the stockholders and the Board, as the case may be (such services on the SAB and the Board and consulting and advisory services being herein referred to as the "Services"). The effective date for the commencement of the services shall be January 1, 1998.

             As used herein, the "Business" of the Company shall mean the activities of the Company in the research, development, manufacture, marketing, license and sale of anti-infectious products for treating diseases caused by fungi and bacteria. The Services shall not include operational or managerial responsibilities, or Clinical Research (as defined in the Harvard University Faculty of Medicine Policy on Conflicts of Interest and Commitment dated March 22, 1990, and as amended from time to time (the "Harvard Conflicts Policy")) or the conduct of research externally that would ordinarily be conducted within the institution with which the Scientific Founder is primarily affiliated (the "Principal Institution"), nor shall the Services include any research conducted at or utilizing the resources or facilities of the Principal Institution or any Harvard-affiliated institution.

         2. The Scientific Founder agrees to make himself available to render the Services, at such time or times and location or locations as may be mutually agreed, from time to time as requested by the Company. The Scientific Founder agrees to devote his best efforts to performing the Services. The Scientific Founder agrees that, at the request of the Company, he shall devote up to two days per month (including attendance at meetings of the Board and the SAB) to the performance of the Services, provided, however, that he shall not be required to devote more time than is permitted by the policies or regulations of the Principal Institution.

         3. As soon as practicable after the commencement of each new year after the execution of this Agreement, the Company agrees to provide a tentative annual schedule (including location) of all Board and SAB meetings to the Scientific Founder. The Scientific Founder shall use his best efforts to attend all Board and SAB meetings. If the Scientific Founder's attendance at a Board and/or SAB meeting would cause him undue hardship, the Company will use its best efforts to allow the Scientific Founder to participate via telephone or teleconference.

         4. For the full, prompt and faithful performance of the Services, the Company shall pay the Scientific Founder a fee at an annual rate of $50,000 (the "Annual Fee"), payable in advance in equal monthly installments on the first day of each month commencing January 1, 1998. In addition, the Company shall also pay the Scientific Founder a laboratory gift (the "Lab Gift") at an annual rate of $50,000 for the first year of Services and $25,000 each additional year


                                       1.

thereafter, payable in equal quarterly installments on the last day of each calendar quarter commencing January 1, 1998.

            The Scientific Founder shall not be entitled to any additional compensation or benefits, including, without limitation, social security, unemployment, worker's compensation, medical or pension payments, or holiday/vacation accrual or pay or other such benefits made available to employees of the Company.

         5. The Company shall promptly reimburse the Scientific Founder for reasonable expenses incurred by him in the performance of the Services, including first class roundtrip airfare, reasonable travel and lodging expenses, and all other reasonable expenses incurred by him in connection with his performance of his duties as a Scientific Founder. All reimbursements will be made in accordance with the policy and practice of the Company.

         6. The Company recognizes that the Scientific Founder's activities are or will be subject to the rules and regulations of the Principal Institution, now or in the future, and the Company agrees that the Scientific Founder shall be under no obligation to perform Services if such performance would conflict with such rules and regulations, or constitute a Category I activity under the Harvard Conflicts Policy. The Scientific Founder agrees to provide a copy of the Harvard Conflicts Policy, as well as any other relevant policies to which he may be subject, to the Company. The Scientific Founder's obligations under this Agreement shall be subject to his compliance with such rules and regulations of the Harvard Conflicts Policy and, in the event of a conflict, such rules and regulations shall control. In the event such rules and regulations shall in the Company's opinion substantially interfere with the performance of Services, the Company may terminate this Agreement upon ninety (90) days notice to the Scientific Founder. Subject to the obligations of Paragraph 10, the Scientific Founder shall not be restricted in any way in his ability to publish or formally present research results, or provide expert commentary on any subject, relating to his activities for the Principal Institution.

         7. Subject to the provisions of paragraph 16, this Agreement shall terminate on the third anniversary of the date hereof unless the Company furnishes the Scientific Founder at least three (3) months prior written notice of termination. Notwithstanding the foregoing, the Company may terminate this Agreement, effective immediately upon receipt of written notice, if the Scientific Founder breaches or threatens to breach any provision of this Agreement.

            Termination of this Agreement shall not relieve the Scientific Founder or the Company of any obligations hereunder which by their terms are intended to survive the termination of the Scientific Founder's association with the Company, including but not limited to the obligations of Paragraphs 8, 10, 11 and 13. This Agreement may be extended beyond the third anniversary of the date hereof by mutual written consent of the Scientific Founder and the Company. If the Company terminates this agreement prior to such date, the Scientific Founder shall be entitled to full payment for all expenses already incurred and for Services already rendered prior to the date of termination of this Agreement.

         8. Except as set forth on Exhibit A, so long as this Agreement continues in effect, the Scientific Founder shall not, without the approval of the Company, (i) enter into a consulting arrangement with any other business organized for profit in the field of anti-infectious agents, except arrangements requested by his Principal Institution pursuant to which the Scientific


                                       2.
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Founder does not receive any form of compensation for services rendered, and
(ii) during such period and for a period of one year following termination of this Agreement, alone or as a partner, officer, director, consultant, employee, stockholder or otherwise, engage in any employment, consulting or business activity or occupation that is or is intended to be competitive with the Business of the Company, as being conducted at the time of termination; provided, however, that the holding by the Scientific Founder of any investment in any security shall not be deemed to be a violation of this Paragraph 8 if such investment does not constitute over one percent (1%) of the outstanding issue of such security. In the event that the Scientific Founder consults for a for-profit entity (other than Healthcare Ventures) in an area permitted under this Agreement, the Annual Fee due under Paragraph 3 of this Agreement shall be reduced by the amount of compensation received by the Scientific Founder for the permitted consulting.

         9. It is understood and agreed that the Scientific Founder's relationship to the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties.

         10. The Scientific Founder agrees that he will not at any time publish or disclose to others or use for his own benefit or the benefit of others any of the Company's Proprietary Information (as defined below) without the prior written consent of the Company. Upon termination of this Agreement, or at any other time upon request by the Company, the Scientific Founder shall return to the Company any and all documents (including all copies and reproductions) and/or materials relating to the business of the Company, including without limitation, all records, files, memoranda, notes, designs, data, reports, drawings, plans, software documentation, sketches, laboratory and research notebooks. Such written records shall remain the sole property of the Company. The Term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, or any of its clients, customers, consultants or licensors. By way of illustration but not limitation, "Proprietary Information" includes tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

         11. The Scientific Founder agrees that all Inventions shall be the sole and exclusive property of the Company. The Scientific Founder shall promptly disclose all Inventions to the Company and the Scientific Founder hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest to all Inventions relating to the Business. The Scientific Founder agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Invention to the Company and to permit the Company to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions.


                                       3.

            "Inventions" shall mean, for purposes of this Agreement, inventions, discoveries, developments, methods and processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, reduced to practice, created, written, designed or developed, authored or made, or discovered by the Scientific Founder (whether alone or with others) as a direct result of his consulting with the Company under this Agreement and/or as a direct result of Proprietary Information received from the Company. In no event, however, shall the Scientific Founder's obligations hereunder relate to any right, title or interest the Scientific Founder may have in inventions, discoveries, developments, methods and processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Scientific Founder (whether alone or with others) that the Scientific Founder is required to assign to his Principal Institution pursuant to the rules and regulations of that Institution.

            Inventions, if any, patented or unpatented, which the Scientific Founder made prior to the commencement of his association with the Company are excluded from the scope of this Agreement. If, in the course of the Scientific Founder's association with the Company, he incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the Scientific Founder will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

         12. The Scientific Founder agrees that he will not make any notes or memoranda relating to the Business of the Company otherwise than for the benefit of the Company and will not at any time use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company.

         13. To the extent permitted by law, the Company shall indemnify and hold the Scientific Founder harmless from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he becomes a party or is threatened to be made a party by reason of any status, service, action or failure to act on his part in his capacity as a Scientific Founder hereunder to, or as an agent or promoter of, or otherwise on behalf of the Company, whether before or after the date hereof, but only to the extent directors and officers are indemnified and held harmless under the certificate of incorporation of the Company as of today in effect. The Scientific Founder shall not, without the consent of the Company, settle an action, suit or proceeding as to which the Company has undertaken to indemnify the Scientific Founder for all expenses in the defense thereof. The Company shall not unreasonably withhold payment of expense incurred by the Scientific Founder in the defense of an action, suit, or proceeding subject to this Paragraph 13 or of amounts paid in settlement of such an action, suit or proceeding in accordance with this Paragraph 13. Without limiting or expanding the foregoing, the Company shall indemnify and hold the Scientific Founder harmless from any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him as a result of product liability claims arising from the use by the Company of any inventions transferred by the Scientific Founder to the Company or Services rendered to the Company by the Scientific Founder hereunder. The Scientific Founder agrees to promptly notify the Company of any claim or action subject to the indemnification provisions of


                                       4.

this Paragraph 13 and to cooperate with the Company in the defense thereof. The Company shall have the right to settle any such claim for which the Scientific Founder is to be fully indemnified.

         14. The Scientific Founder agrees that any breach of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by the Company.

         15. The Services to be rendered by the Scientific Founder are personal in nature. The Scientific Founder may not assign or transfer this Agreement or any of his rights or obligations hereunder except to a corporation of which he is the sole stockholder. In no event shall the Scientific Founder assign or delegate responsibility for actual performance of the Services to any other natural person.

         16. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within sixty (60) days after receipt by the breaching party of written notice of such breach.

         17. The Scientific Founder agrees to submit to the Company, in sufficient time to enable the Company to ascertain whether a manuscript to be published contains Proprietary Information and/or discloses a potentially patentable invention to which the Company has rights, an early draft of such manuscript if such manuscript contains information as to specific areas of the Business designated by the Company as to which the Scientific Founder is providing active Services. The Scientific Founder shall cooperate with the Company in this respect and shall delete from the manuscript any Proprietary Information of the Company as requested by the Company and shall assist the Company as requested by the Company in filing for patent protection (prior to publication of such manuscript) for any inventions in and to which the Company has rights. Notwithstanding the foregoing, the obligations of the Scientific Founder under this Paragraph 17 shall not apply to the publication of information relating to inventions, discoveries, developments, methods and processes that the Scientific Founder is not required to assign to the Company under Paragraph 11 hereof.

         18. The Scientific Founder represents and warrants that to the best of his knowledge that he is permitted to enter into this Agreement and perform the obligations contemplated hereby and that this Agreement and the terms and obligations hereof are not inconsistent with any other obligation he may have. The Scientific Founder further represents and warrants that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary or confidential information, knowledge or data acquired by him in confidence or in trust prior to the commencement of this Agreement. Additionally, the Scientific Founder warrants that he will not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to any current or previous employer or others.


                                       5.

         If the Scientific Founder is aware of circumstances under which the Company may not be free to use his information without liability of any kind, or the use of which by the Company would result in a possible infringement of one or more unexpired patents or other proprietary rights known to the Scientific Founder, then he agrees to disclose such circumstances to the Company and, upon disclosure of such circumstances, the Scientific Founder shall be under no obligation to disclose further related information to the Company.

         19. All notices and other communications hereunder shall be delivered or sent by registered or certified mail, return receipt requested, addressed to the party at the address herein set forth, or to such other address as such party may designate in writing to the other.

         20. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The Scientific Founder agrees that the Company may assign this Agreement to any person or entity controlled by, in control of, or under common control with, the Company.

         21. This Agreement, that certain Proprietary Information and Inventions Agreement of even date herewith and that certain option grant to purchase shares of the Company's common stock, constitute the entire Agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

         22. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         23. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

         24. Any use of the masculine gender herein shall apply equally to the feminine.


                                       6.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of this 11TH day of MARCH, 1998.

                                           VERSICOR INC.

                                           34790 Ardentech Court
                                           Fremont, CA 94555

                                           By  /s/ GEORGE F. HORNER III
                                               ---------------------------------
                                               George F. Horner, III
                                               Chief Executive Officer


/s/ CHRISTOPHER T. WALSH
--------------------------------
Christopher T. Walsh

Address:

Harvard Medical School
Dept. of Biological Chemistry & Molecular Pharmacology
240 Longwood Avenue
Boston MA 02115


                                       7.

                                    Exhibit A

                              CHRISTOPHER T. WALSH:
                     AFFILIATIONS WITH OUTSIDE ORGANIZATIONS

---------------------------- --------------------- ------------------------------------ ------------------
                                                             CONSULTING ROLE                 DATE OF
COMPANY                      SCIENTIFIC AREA                   IN COMPANY                  INVOLVEMENT
---------------------------- --------------------- ------------------------------------ ------------------
Caliper Technologies         BioAssay Development  Scientific Advisory Board                 3/15/97
---------------------------- --------------------- ------------------------------------ ------------------
Diacrin                      Immuno-therapeutics   Board of Directors                        5/1/97
---------------------------- --------------------- ------------------------------------ ------------------
                                Phage library
Dyax                          display technology   Scientific Advisory Board                 3/1/97
---------------------------- --------------------- ------------------------------------ ------------------
Epix Medical, Inc.                   MRI           Scientific Advisory Board                 10/1/96
---------------------------- --------------------- ------------------------------------ ------------------
HealthCare Investment
Corporation                    Venture Capital     Scientific Advisory Board                 1/1/96
---------------------------- --------------------- ------------------------------------ ------------------
                                Combinatorial      Scientific Advisory Board;
KOSAN Biosciences                Biosynthesis      Board of Directors                        1/1/96
---------------------------- --------------------- ------------------------------------ ------------------
                                                   Scientific Advisory Board;
LeukoSite Inc.               Chemokine Receptors   Board of Directors                        1/1/96
---------------------------- --------------------- ------------------------------------ ------------------
                                                   Chair, Scientific Advisory
Millenium Pharmaceuticals    Functional Genomics   Board                                     7/1/97
---------------------------- --------------------- ------------------------------------ ------------------